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Exhibit 4.1

                                 PROMISSORY NOTE

Amount:  $600,000

Date:  April 4, 2008

Maturity Date:  October 4, 2008


FOR VALUE RECEIVED, 600 South Deacon LLC, a Michigan Limited Liability Company (Borrower), whose address is 600 South Deacon a/k/a 12200 Pleasant, Detroit, MI 48127, promises to pay to the order of Deacon Enterprises, Inc., a Michigan Corporation (Lender) at 1138 Fox Chase Road, Bloomfield Hills, Michigan 48301, or another place Lender designates in writing, the principal sum of $600,000, plus interest as provided in this promissory note (Note) on all amounts outstanding, all in lawful money of the Unite States of America as stated below.

         1. INTEREST RATE. The principal amount outstanding under this Note shall bear interest at the rate of 10% per annum.

         2. PAYMENT. This Note shall be paid in 6 consecutive monthly payments of principal and interest beginning on May 4, 2008, and continuing on the same day of each consecutive month after that. The final payment will be due on the Maturity Date. The first five payments shall be equal payments of $50,000 and the final payment shall be a balloon payment on the Maturity Date. An amortization schedule is attached for illustrative purposes. All payments required to be paid shall first be applied to accrued interest, and then the balance against the principal. Notwithstanding anything to the contrary contained herein, all outstanding principal and accrued and unpaid interest shall be paid in full on or before the Maturity Date

         3. PREPAYMENT. This Note may be prepaid in whole or part at any time without premium or penalty.

         4. INTEREST RATE LIMITED TO MAXIMUM PROVIDED BY LAW. Nothing in this Note shall be construed or operate to require Borrower to pay or be charged interest at a rate greater than the maximum allowed by the applicable law relating to this Note.

         5. EVENTS OF DEFAULT. It shall be an Event of Default under this Note if any amount due and owing on this Note is not paid in full when due.

         6. REMEDIES. On the occurrence of any Event of Default, if the Borrower fails to cure the default within 10 days after receipt of written notice thereof, Lender may declare the entire unpaid and outstanding principal balance under this Note and all accrued interest, to be immediately due and payable in full. Lender shall then have and may exercise any one or more of the rights and remedies provided in this Note, in equity or at law.

         7. COSTS OF COLLECTION. Borrower agrees, in case of an uncured Event of Default under this Note, to pay all Lender's actual and reasonable costs for collection of this Note and successful enforcement of its rights under this Note, including reasonable attorney fees.

         8. DEFAULT RATE OF INTEREST. During any periods that an Event of Default has occurred and is continuing, after the Maturity Date, or after acceleration of maturity, the outstanding principal amount shall bear interest at a rate equal to 12 % per annum.

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         9. LATE CHARGES. If any regularly scheduled monthly payment is not made within 10 days after the date it is due, at the option of Lender, a late charge in the amount of $150 may be charged.

         10. NO WAIVER OF DEFAULT. Acceptance by Lender of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default. On any Event of Default, neither the failure of Lender promptly to exercise its right to declare the outstanding principal and accrued unpaid interest to be immediately due and payable, nor the failure of Lender to demand strict performance of any other obligation of Borrower, shall constitute a waiver of any such rights or a waiver of such rights in connection with any future default on the part of Borrower.

         11. MORTGAGE. This Note is secured by a Mortgage upon the Premises described above.

         12. GENERAL. Borrower consents to any and all extensions of time, renewals, waivers, or modifications that lender may grant with respect to payment or any other provisions of this Note. This Note shall be deemed to have been executed in, and all rights and obligations shall be governed by, the laws of the State of Michigan.

                                    BORROWER

                                    600 South Deacon LLC, a Michigan Liability
                                    Company

                                    /s/ Sebastien C. DuFort
                                    --------------------------------------------
                                    By:    Sebastian Dufort
                                           -------------------------------------
                                    Its:   Manager
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